FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL THIRD QUARTER RESULTS

Pompano Beach, FL – August 1, 2007 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carrying case solutions, today announced financial results for its fiscal 2007 third quarter ended June 30, 2007. The Company posted revenue of $4.4 million and a net quarterly loss of $283,000, or $0.04 per diluted share. These results compare to revenue of $7.3 million and net quarterly profit of $285,000, or $0.04 net income per diluted share, in the year-ago quarter.

The Company attributed the decline in sales primarily to lower demand for its cell phone products, sales of which decreased to $1.1 million in the 2007 quarter from $3.3 million in the 2006 quarter. Sales of blood glucose monitoring kit cases, which declined to $2.4 million in the 2007 quarter versus $2.9 million in the 2006 quarter, also contributed to the decline.  In addition, sales of other products were $0.9 million in the 2007 quarter, compared to $1.1 million in the 2006 quarter.

For the nine months ended June 30, 2007, net sales were $17.7 million, compared to $22.4 million in the nine-month period ended June 30, 2006.  For the nine months ended June 30, 2007 and June 30, 2006, net income was $55,000 versus $1.1 million, and earnings per diluted share were $0.01, compared to $0.14, respectively.  The nine-month results were impacted by the factors stated above.

Jerome E. Ball, Forward’s Chairman and Chief Executive Officer commented, “Our business continues to be affected by a challenging environment, particularly for our cell phone products, which generated significantly less revenue than in past quarters.  Unfortunately, we expect this trend to continue for the remainder of our fiscal year.  However, we remain committed to improving our revenue growth and profitability by pursuing specific alternatives to diversify our customer base and product lines.”

Mr. Ball concluded, “With $20.9 million in cash, $24.6 million of working capital, and no long-term debt at quarter-end, our strong financial position will help us address these short-term challenges and provide us a solid foundation for future growth.”

The tables below set forth the Company’s unaudited, consolidated statements of operations for the three and nine-month periods ended June 30, 2007 and 2006, respectively, the unaudited, consolidated balance sheet as of June 30, 2007, and the audited, consolidated balance sheet as of September 30, 2006, and are derived from the Company’s unaudited, consolidated financial statements included in its Form 10-Q filed today with the Securities and Exchange Commission.  Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the three and nine-month periods ended June 30, 2007, as well as the Company’s Form 10-K for the fiscal year ended September 30, 2006, for additional information.

About Forward Industries
Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the “Motorola” brand name.  Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to those discussed in Item 6 in “Management's Discussion and Analysis of Financial Condition and Results of Operations” and in “Risk Factors” in our Annual Report on Form 10-KSB and as updated in our Quarterly Reports on Form 10-Q, including our Quarterly Report on Form 10-Q filed today with the SEC, which factors are incorporated herein by reference.  Such factors include, among others, the degree of our success in winning new business from our customers and against competing vendors; the high degree of our customer concentration and, therefore, the dependence of our revenues and results of operations on order flow from these OEM customers; the resulting susceptibility of our revenues and results of operation to significant change over short periods of time; changes affecting, or the loss of, one or more of our principal OEM customers; the expiration of our license agreement with Motorola by its terms on December 31, 2007 and the uncertainty as to whether such agreement will be renewed or extended on terms acceptable to us; and the potential to add materially to our inventory allowance and the effective management of inventory including in connection with our OEM customers’ hub arrangements to which we are subject.

CONTACT:	-or-	INVESTOR RELATIONS
Forward Industries, Inc.		The Equity Group Inc.
Jerome E. Ball, CEO		Loren G. Mortman
(954) 419-9544		(212) 836-9604
LMortman@equityny.com
www.theequitygroup.com

FORWARD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(UNAUDITED)		(UNAUDITED)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Net sales	$4,401,462	$ 7,304,648	$17,711,652	$22,432,325
Cost of goods sold	3,460,380	5,560,026	13,513,140	16,629,311
Gross profit	941,082	1,744,622	4,198,512	5,803,014

Operating expenses:
Selling	920,140	933,176	2,697,178	2,565,459
General and administrative	627,705	637,478	2,186,955	1,965,012
Total operating expenses	1,547,845	1,570,654	4,884,133	4,530,471

(Loss) income from operations	(606,763)	173,968	(685,621)	1,272,543

Other income:
Interest income	249,736	208,470	743,146	554,202
Other (expense) income, net	(2,911)	14,196	3,257	973
Total other income	246,825	222,666	746,403	555,175

(Loss) income before provision (benefit) for income taxes.......................................................	(359,938)	396,634	60,782	1,827,718
(Benefit) provision for income taxes	(77,128)	111,690	5,601	704,769
Net (loss) income	($282,810)	$ 284,944	$55,181	$ 1,122,949

Net (loss) income per common and common equivalent share
Basic	($0.04)	$0.04	$0.01	0.14
Diluted	($0.04)	$0.04	$0.01	0.14

Weighted average number of common and common equivalent shares outstanding
Basic	7,835,454	7,861,438	7,852,777	7,853,682
Diluted	7,835,454	7,998,285	7,964,485	8,011,966

FORWARD INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2007	2006
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$20,900,189	$18,609,371
Accounts receivable, net	3,275,789	6,069,058
Inventories, net	1,675,242	2,449,065
Prepaid expenses and other current assets	854,176	329,461
Deferred tax asset	54,599	83,000
Total current assets	26,759,995	27,539,955

Property, plant, and equipment, net	173,708	190,084
Other assets	57,538	51,932
Total Assets	$26,991,241	$27,781,971

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,842,564	$ 2,141,191
Accrued expenses and other current liabilities	299,242	690,413
Total current liabilities	2,141,806	2,831,604

Commitments and contingencies

Shareholders’ equity:
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized; no shares issued	--	--
Common stock, par value $0.01 per share; 40,000,000 shares authorized, and 8,435,932 and 8,424,931 shares issued, respectively (including 623,493 and 563,493 held in treasury, respectively)	84,359	84,249
Capital in excess of par value	15,335,829	15,287,952
Treasury stock, 623,493 and 563,493 shares at cost, respectively	(1,057,257)	(853,159)
Retained earnings	10,486,504	10,431,325
Total shareholders' equity	24,849,435	24,950,367
Total liabilities and shareholders’ equity	$26,991,241	$27,781,971